Exhibit 10.3

TECHNOLOGY TRANSFER AGREEMENT
This Technology Transfer Agreement (“Agreement”) is entered into as of April 4, 2018 (“Effective Date”) between Realm Therapeutics, Inc., a Delaware corporation (“RTI”) and Vitold M. Bakhir (“Licensor”) and sets forth the terms and conditions that will apply to the transfer of certain technology and the grant of certain licenses from Licensor to RTI.
1. License
1.1 License Grant.
(a)  Subject to the terms of this Agreement, Licensor hereby grants to RTI and RTI hereby accepts, an exclusive, worldwide, perpetual, license, including the right to grant sublicenses in accordance with Section 1.1(c), under the Licensor Patent Rights and the Licensor Intellectual Property to make, have made, use, have used, offer for sale, sell, have sold and import Licensed Products in the Field.
“Field” means electrochemical cells for the production of hypochlorous acid for products regulated as pharmaceuticals including clinical trials for pharmaceutical development.
“Know-How” means discoveries, observations, inventions, know-how, trade secrets, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or other laws).
“Licensed Product(s)” means any product comprising or containing an electrochemical cell for the production of hypochlorous acid the development, manufacture, use or sale of which is covered by the Licensor Patent Rights or makes use of any Licensor Intellectual Property (“Product”), including but not limited to the electrochemical cells described and claimed in US Patent [*] including any improvements or modifications thereto (whether or not patented), including but not limited to the Licensor’s certain Electrochemical [*].
“Licensor Intellectual Property” means Know-How, that is owned or controlled by Licensor or its Affiliates during the term of this Agreement and that is necessary or useful for the development, manufacture, use, sale, offering for sale or importing of the Licensed Products, including any tangible materials that are provided by Licensor to RTI. The term Licensor Intellectual Property does not include any Know-How, which is, as of the Effective Date or later becomes, generally available to the public.
“Licensor Patent Rights” means those patents, patent applications, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates and foreign counterparts thereof that are controlled by Licensor at any time during the term of this Agreement and that are necessary or useful for the manufacture, use, sale, offer to sell, lease, or importation of Licensed products in the Field, including but not limited to U.S. Patent No. [*] and any continuations, continuations-in-part, divisions, reissues, examinations or extensions of such patent and all foreign counterparts of such patent.
(b)  Parties acknowledge that Licensor sells Products to third parties for use outside the Field. In order to give effect to the exclusive license granted herein, Licensor covenants that he will not sell, license, or lease Products to any third party for use in any geography (worldwide) in the Field. In order to satisfy this covenant, Licensor will make inquiries of those third parties placing an order for Product and inform third parties that any contract for sale, license, or lease of Product is predicated on use of the Product outside the Field. Licensor will use commercially reasonable efforts to ensure he obtains factually accurate replies to the inquiries and to otherwise enforce this provision.
(c)  The right of RTI to grant sublicenses under Section 1.1(a) is subject to the requirement that each such sublicense shall be in writing and shall include provisions (i) acknowledging that such sublicense is subject

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.

to the applicable license(s) granted hereunder, (ii) requiring each sublicensee to perform all applicable obligations of RTI hereunder in the applicable portion of the Territory. RTI shall at all times remain responsible for the performance of any of its sublicensees.
(d)  The license granted under this Section 1.1 shall be treated as a license of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code. The parties agree that RTI may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code provided, that it abides by the terms of this Agreement.
1.2  Patent Matters.
(a)  RTI shall be responsible for payment of maintenance fees for US Patent [*] that become due after the Effective Date.
(b)  If either party learns of any actual or threatened infringement or misappropriation or any attack on the validity or enforceability by a third party with respect to Licensor Patent Rights and the Licensor Intellectual Property in the Field, such party shall promptly notify the other party and shall provide such other party with available evidence of such events.
(c)  RTI shall have the first option to pursue any enforcement or defense of Licensor Patent Rights and the Licensor Intellectual Property against infringement or misappropriation, including defense against a declaratory judgment action alleging invalidity or non-infringement of any of the Licensor Patent Rights and the Licensor Intellectual Property in the Field; provided, that RTI pays all costs and expenses related to the same, keeps Licensor reasonably informed of its progress and provides Licensor with copies of any substantive documents related to such proceedings and reasonable notice of all such proceedings. RTI shall notify Licensor of its decision to exercise its right to enforce or defend Licensor Patent Rights or Licensor Intellectual Property not later than [*] following its discovery or receipt of notice of the alleged infringement or misappropriation.
(d)  If (i) RTI notifies Licensor that it will not enforce Licensor Patent Rights and the Licensor Intellectual Property in accordance with Section 1.2(c); (ii) RTI has exhausted all legal appeals with respect to causing the alleged infringement or misappropriation to cease or causing the person alleging the infringement or misappropriation to forebear, (iii) RTI fails to bring an infringement or misappropriation action within [*] following its discovery or receipt of notice of the alleged infringement or misappropriation or (iv) RTI is not diligently pursuing an infringement or misappropriation action or diligently defending the validity or enforceability of Licensor Patent Rights and the Licensor Intellectual Property at issue, then Licensor shall have the right to pursue the alleged infringer or party responsible for the alleged misappropriation or take control of any action initiated by, or being defended by, RTI at Licensor’s own expense. Notwithstanding the foregoing, if RTI has not initiated an infringement or misappropriation action as described under (iii) above, or ceased to pursue such action, on the advice of outside patent counsel, then Licensor agrees not to initiate such an action without RTI’s prior consent not to be unreasonably withheld or delayed (with the determination of reasonableness taking into account the costs of such litigation, its likelihood for success, the potential damages or settlement recovery, and the potential for exposure to counterclaims and defenses against RTI with respect to any RTI Patent Rights with respect to the applicable Licensed Product). In any such case, RTI will, wherever possible under applicable law, substitute Licensor as party plaintiff for purposes of pursuing any alleged infringer or party responsible for the alleged misappropriation, or as defendant for defending any Licensor Patent Rights or Licensor Intellectual Property.
(e)  Any recovery of damages or other sums recovered in a proceeding or action with regard to Licensor Patent Rights and the Licensor Intellectual Property Rights handled by a party pursuant to Section 1.2(c) or

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Section 1.2(d) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the party bringing or defending the proceeding or action (the “Acting Party”) and next, if applicable, in satisfaction of the costs and expenses incurred by the other party in connection therewith, including reasonable attorneys’ fees involved in the prosecution and/or defense of any proceeding or action and, if after such reimbursement any funds shall remain from such damages or other sums recovered, the remaining recovery shall be retained one hundred percent (100%) by the Acting Party. No settlement, consent judgment or other voluntary final disposition of any suit regarding Licensor Patent Rights and the Licensor Intellectual Property may be entered into without the consent of the other party, which consent shall not be unreasonably withheld.
(f)  In any infringement or misappropriation suit that either party may institute to enforce Licensor Patent Rights and the Licensor Intellectual Property, or in any declaratory judgment action alleging invalidity, non‑infringement or non-misappropriation of any Licensor Patent Rights and the Licensor Intellectual Property brought against Licensor or RTI, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information, specimens and the like. In addition, upon the reasonable request of the party instituting an action under this Section 1.2, or if required by applicable law, the other party shall join such action and shall be represented using counsel of its own choice, at the requesting party’s expense; provided, that if RTI does not initiate an action hereunder on the advice of outside patent counsel, then Licensor may not require RTI to join such action but Licensor may have RTI join such action as an involuntary party, but RTI shall not be required to participate in such action.
2.  Technology Transfer
2.1  Technology Transfer.  Licensor shall take the following actions to provide RTI with all information and data necessary or useful to enable RTI to practice the Licensor Patent Rights and the Licensor Intellectual Property for purposes of making, having made, using, have used, offering for sale, selling, having sold and importing Licensed Products in the Field.
2.2  Schedule for Transfer of Technology.
(a)  In accordance with the schedule set forth below, Licensor shall take the following actions to provide RTI or its designees with all information that is necessary or useful to enable RTI and its designees to manufacture Licensed Products conforming with the applicable specifications (and any enhancements, modifications, upgrades, corrections, and components to the Licensed Products developed during the term of this Agreement), including any drawings, manufacturing instructions, testing equipment vendors (and detailed modification notes for any modifications made to such testing equipment for purposes of testing the Products), equipment settings, supply chain information, costed bills of materials, testing procedures, or other information as well as any manuals, programmers notes, and other materials needed to access and use such materials.
(b)  Licensor will provide all Know-How and instructions, including knowledge, documentation, contacts, and support necessary to enable successful manufacture of Licensed Products by RTI and RTI’s designees.
(c)  Licensor and/or Licensor’s employees or agents will be available, on a reasonable basis (at no further cost to RTI), for questions and trouble-shooting support to effect the successful transfer of the technology described in Sections 2.1-2.2(a), including but not limited to: [*].
3.  Charges
3.1  License Fee.  RTI shall pay Licensor [*] in consideration for the patent license granted under Section 1.1 within [*] following the Effective Date and delivery of Licensor's invoice.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.

3.2  Tech Transfer Fee.  RTI shall pay Licensor the following payments in consideration of each of the following deliverables covering the transfer of technology and know-how concerning the Licensor’s technology, within [*] following the achievement of each of the following events and delivery of Licensor’s invoice:
(i)  upon delivery of draft documentation (for technology transfer in accordance with Section 2.2(c)(i)-(v)) for review/comment by RTI, such delivery to occur within [*] after the effective date, RTI will pay Licensor [*].
(ii) upon RTI’s final approval of the documentation relating to Sections 2.2(c)(i)-(v) such documentation to be delivered within [*] after the effective date, RTI shall pay Licensor [*].
(iii) upon completion by Licensor of an on-site presentation and training at the RTI facility [*].
(iv) upon delivery by Licensor to RTI of an annual update of improvements or modifications (if any), including of sourced parts, by December 15 each year (or earlier if available), RTI shall pay Licensor [*] (in those years in which improvements or modifications are made and an update is provided). This payment obligation will commence in 2019.
3.3  Restrictions within Field. In consideration for Licensor’s obligations under Section 1.1(b), RTI will pay Licensor [*] annually by December 31 of each year. This payment obligation will commence in 2019.
3.4  Remittance. All payments shall be made in U.S. Dollars. All invoices provided to RTI hereunder should include Licensor’s bank details and Licensor’s contact name for issue resolution and be sent to RTI at the notice address set forth below.
4.  Confidentiality
4.1  Confidential Information.  “Confidential Information” means all data, specifications, information and data provided by Licensor to RTI pursuant to this Agreement except any portion thereof which: (i) is known to RTI, as evidenced by RTI's written records, before receipt thereof pursuant to this Agreement; (ii) is disclosed to RTI by a third person who is under no obligation of confidentiality to Licensor with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the trade through no fault of RTI; or (iv) is independently developed by RTI, as evidenced by RTI's written records, without access to Licensor Confidential Information. It is understood that in the event a portion or aspect of Confidential Information becomes generally known, only that portion or aspect shall not be governed by this Agreement and that all other aspects of such Confidential Information shall remain subject to the provisions of this Agreement.
4.2  Permitted Use.  Confidential Information will be used by RTI or its licenees solely for the purposes permitted by this Agreement. All Confidential Information will be received and held in confidence by RTI or its licensees, subject to the provisions of this Agreement. RTI acknowledges that it will not obtain any rights of any sort in or to the Confidential Information as a result of disclosure pursuant to this Agreement and that any such rights must be the subject of separate written agreement(s).
4.3  Non-Disclosure.  RTI will restrict disclosure of Confidential Information to those of its employees to whom it is necessary to disclose such Confidential Information in connection with the purposes permitted under Section 4.2. RTI shall use its best efforts, including at least efforts fully commensurate with those employed by RTI for the protection of its own confidential information, to protect the Confidential Information.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.

5.  Term; Termination
5.1  Term.  This Agreement shall take effect as of the Effective Date and shall remain in effect until the expiration of the last to expire Licensor Patent Right, unless sooner terminated in accordance with Section 5.2. Thereafter, RTI shall have a fully paid-up, royalty-free, perpetual non-exclusive license to Licensor Patent Rights and Licensor Intellectual Property to make, have made, use, import, promote, distribute, sell, offer for sale and otherwise exploit the Licensed Products within the Field.
5.2  Termination.
(a)  Either party may terminate this Agreement with sixty (60) days' notice if the other party commits a material breach unless the breach is cured within the sixty (60)-day notice period.
(b)  RTI shall have the right to terminate this Agreement in its entirety at any time after the Effective Date by providing ninety (90) days’ prior written notice to Licensor.
(c)  The parties may terminate this Agreement, at any time upon mutual written agreement of the parties.
5.3  Effect of Termination.
(a)  If termination is made by Licensor pursuant to Section 5.2(a) or by RTI pursuant to Section 5.2(b), the parties will terminate all tasks then in process in an orderly manner, as soon as practical and in accordance with a schedule agreed to by RTI and Licensor.
(b)  Except as otherwise provided herein, neither party shall be liable to the other party for any compensation or damages by reason of termination of this Agreement in accordance with this Section 5.3.
(c)  Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination. Either party’s liability for any uncontested charges, payments or expenses due to the other party that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.
5.4  Survival.  Sections 4, 5, 7.2-7.10 shall survive any termination or expiration of this Agreement.
6.  Representations and Warranties; Covenants
6.1  Authorization, etc.  Each party hereby represents and warrants to the other that: (i) it has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly authorized, executed and delivered by such party, constitutes the legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms; (iii) it shall not disclose to the other party any proprietary confidential information of any third party.
6.2  Additional Representations of Licensor.
(a)  Licensor has no knowledge that any issued patents that are part of Licensor Patent Rights are invalid or unenforceable.
(b)  Licensor has no knowledge of any claims, judgments or settlements against Licensor pending, or threatened, that invalidate or seek to invalidate the Licensor Patent Rights. Licensor has no knowledge of any pending litigation against Licensor or any Affiliate of Licensor or any licensor of Licensor that alleges

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that any of Licensor’s activities have violated or Licensed Products would violate, any of the intellectual property rights of any third party (nor has it received any written communication threatening such litigation).
(c)  Licensor has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensor Patent Rights or the Licensor Intellectual Property in a manner inconsistent with the terms hereof. There is no agreement to which Licensor is a party and by which it is bound that would conflict with or be breached by Licensor granting RTI the licenses in Section 1.1(a).
(d)  Licensor is the sole and exclusive owner of the Licensor Patent Rights and the Licensor Intellectual Property and no other Person has any claim of ownership with respect to such Licensor Patent Rights and Licensor Intellectual Property. Licensor has the right to grant the license granted to RTI under Section 1.1 on the terms set forth herein, and such license does not conflict with the terms of any of the existing licenses to which Licensor is a party.
(e)  Licensor has obtained the assignment of all interests and all rights of any and all third parties (including employees) involved in the creation of the Licensor Patent Rights and the Licensor Intellectual Property.
(f)  Licensor has no knowledge of any use, infringement or misappropriation of the Licensor Patent Rights or the Licensor Intellectual Property in derogation of the rights granted to RTI in this Agreement.
6.3  Disclaimer. (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTIONS 6.1-6.2, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING ANY WARRANTY OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.
(b)  THE REPRESENTATIONS AND WARRANTIES OF EACH OF LICENSOR AND RTI EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY.
6.5  Limitation of Liability.  (a) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES OF ANY KIND, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER LIABILITY ARISES FROM A CLAIM BASED UPON CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.
(b)  NEITHER PARTY'S LIABILITY FOR DIRECT DAMAGES SHALL EXCEED THE AGGREGATE FEES PAID BY RTI PURSUANT TO THIS AGREEMENT AT THE TIME THE CLAIM ARISES.
7.  General
7.1  Independent Contractors.  For the purpose of this Agreement, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other parties. Neither party shall have the authority to make any statements, representations or commitments or to take any actions which shall be binding on the other party, except as may be explicitly authorized in writing. Licensor (or its subcontractors) shall be solely responsible for compensating all its personnel and for payment of all related FICA, workers' compensation, unemployment and withholding taxes. RTI shall not provide Licensor (or Licensor’s subcontractor’s) personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.

7.2  Assignment.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; provided, that either party may assign this Agreement to (a) any Person to which such party transfers all or substantially all of its assets to which this Agreement relates or with which such party is consolidated or merged; (b) any Person that owns a majority of the voting stock of such party; or (c) an Affiliate of the assigning party; provided, further, that in each instance the assignee expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition only, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person (or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited) or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.
“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization, other than Licensor or RTI.
7.3  Notices.  Any notice or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered by hand or delivered to an internationally recognized overnight courier service (such courier notice to be effective on the date which is two (2) business days after the date of mailing), or sent by .pdf email or telefax (such notice sent by .pdf email or telefax to be effective one (1) business day after sending, if confirmed by overnight courier as aforesaid), in each case properly addressed to the address indicated below, or at such other addresses as may be furnished in writing by either party in accordance with this Section 7.3.
7.4  Applicable Law.  This Agreement shall be governed by, subject to, and construed in accordance with the substantive laws of Pennsylvania without regard for any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction.
7.5  Waivers.  The waiver by either party of a breach or default under any provision under this Agreement or the failure of such party to exercise its rights under this Agreement in any instance shall not operate or be construed as a continuing waiver or a waiver of any subsequent breach or default No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar).
7.6  Integration.  This Agreement states the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, understandings, negotiations, representations, and proposals, whether written or oral, relating to its subject matter. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of the party adversely effected by such writing.
7.7  Severability.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid or unenforceable

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.

provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.
7.8  Binding Effect, Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns; nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or, as applicable, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
7.9  Headings.  The Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement
7.10 Defined Terms.  Capitalized terms used in this Agreement and not defined in this Agreement are used with the meanings ascribed in the License Agreement. The following terms shall have the meanings set forth in the section appearing opposite such term:

“Acting Party”	Section 1.2
“Affiliate”	Section 7.2
“Agreement”	Recitals
“Confidential Information”	Section 4.1
“Effective Date”	Recitals
“Field”	Section 1.1
“Know-How”	Section 1.1
“Licensed Product(s)”	Section 1.1
“Licensor”	Recitals
“Licensor Intellectual Property”	Section 1.1
“Licensor Patent Rights”	Section 1.1
“Person”	Section 7.2
“RTI”	Recitals

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Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the Effective Date.

VITOLD M. BAKHIR	REALM THERAPEUTICS, INC.

/s/ Vitold M. Bakhir	By: /s/ Marella Thorell
Marella Thorell
Authorized Signatory

Notice Address:	Notice Address:
Vitold M. Bakhir	Realm Therapeutics, Inc.
[*]	267 Great Valley Parkway
Malvern, PA 19355
Phone: [*]
Fax: [*]
Email: [*]

Certain portions of this exhibit denoted by [*] have been redacted pursuant to a request for confidential treatment that the registrant has filed with the SEC.